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                                                                 EXHIBIT 23.3



                       CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our audit report dated January 26, 1995, with respect to the consolidated financial statements of First Community Bankshares, Inc. and subsidiaries incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. (the "Company") and CFB Capital II, for the registration of the ____% Cumulative Capital Securities of CFB Capital II, the ____% Junior Subordinated Debentures of the Company and the Guarantee of the Company with respect to the ____% Cumulative Capital Securities.

                                        Fortner, Bayens, Levkulich and Co., P.C.


Denver, Colorado
October 8, 1997